Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

The undersigned, for purposes of amending the Restated Certificate of Incorporation, as amended (the “Certificate”) of Cognizant Technology Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Cognizant Technology Solutions Corporation (the “Corporation”).

SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on February 7, 2003 and was amended on May 26, 2004, June 13, 2006 and June 2, 2011.

THIRD: That Article IX of the Certificate is hereby amended to read, in its entirety, as follows:

“Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the corporation may be called only by (i) the Chief Executive Officer of the Corporation, (ii) the Board of Directors pursuant to a resolution approved by the Board of Directors or (iii) by the Secretary in accordance with Section 2 of the Corporation’s Amended and Restated By-laws, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice sent by the Secretary relating to such meeting.”

FOURTH: Except as expressly amended herein, all other provisions of the Certificate shall remain in full force and effect.

FIFTH: That the foregoing amendments were duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Restated Certificate of Incorporation this 5th day of June, 2012.

By:	/s/ Francisco D’Souza
Name:	Francisco D’Souza
Title:	Chief Executive Officer